                                                                      EXHIBIT 21

                        LIST OF SIGNIFICANT SUBSIDIARIES

                                       STATE OR COUNTRY
NAME                                   OF INCORPORATION
----                                   ----------------
SAMMEX, Inc.                               Texas
Scientific-Atlanta Canada Inc.             Canada
Scientific-Atlanta Export Corporation      Barbados
Scientific-Atlanta Europe Ltd.             England